SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. VII)

                          Carrington Laboratories, Inc.
                                (Name of Issuer)


                                     Common
                         (Title of Class of Securities)


                                   144525-10-2
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages(s))

                                  SCHEDULE 13G

CUSIP NO.   144525-10-2

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           American Capital Asset Management, Inc.
     S.S. or I.R.S Identification       13-5130700
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             329,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        329,000

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      329,000

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     4.5%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IA
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   144525-10-2

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           American Capital Pace Fund, Inc.
     S.S. or I.R.S Identification       95-6240369
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             329,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        329,000

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      329,000

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     4.5%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 IV
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   144525-10-2

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           American Capital Management & Research,
     S.S. or I.R.S Identification       Inc.
     No. of Above Person                74-1623159


- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             329,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        329,000

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      329,000

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     4.5%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   144525-10-2

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           Associated Madison Companies, Inc.
     S.S. or I.R.S Identification       13-3140258
     No. of Above Person

- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                     0
Beneficially Owned  (6)  Shared Voting Power                             329,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        329,000

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      329,000

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     4.5%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

- --------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO.   144525-10-2

- --------------------------------------------------------------------------------

1)   Name of Reporting Person           The Travelers Inc. (formerly Primerica
     S.S  or I.R.S Identification       Corporation)
     No. of Above Person                52-1568099


- --------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

- --------------------------------------------------------------------------------

3)   SEC Use Only

- --------------------------------------------------------------------------------

4)   Citizenship or Place of Organization                               Delaware

- --------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                                 6,600
Beneficially Owned  (6)  Shared Voting Power                             329,000
by Each Reporting   (7)  Sole Dispositive Power                                0
Person with         (8)  Shared Dispositive Power                        375,000

- --------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                      375,000

- --------------------------------------------------------------------------------

10)  Check if the Aggregate Amount
     in Row 9 Excludes Certain
     Shares (See Instructions)

- --------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                     5.1%

- --------------------------------------------------------------------------------

12)  Type of Reporting Person                                                 HC
     (See Instructions)

- --------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

     Carrington Laboratories, Inc.


Item 1(b) Address of Issuer's Principal Executive Offices:

     2001 Walnut Hill Lane
     Irving, Texas 75038


Item 2(a) Names of Persons Filing:

     See cover pages


Item 2(b) Address of Principal Business Office or, if none, Residence:

     The Travelers Inc.
     65 East 55th Street
     New York, NY  10022

     Associated Madison Companies, Inc.
     65 East 55th Street
     New York, NY  10022

     American Capital Management & Research, Inc.
     2800 Post Oak Boulevard
     Houston, TX  77056

     American Capital Asset Management, Inc.
     2800 Post Oak Boulevard
     Houston, TX  77056

     American Capital Pace Fund, Inc.
     2800 Post Oak Boulevard
     Houston, TX  77056


Item 2(c) Citizenship:

     See cover page


Item 2(d) Title of Class of Securities:

     Common

Item 2(e) CUSIP Number:

     144525-10-2


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [ ]  Broker or Dealer registered under Sec. 15 of the Act

          (b)  [ ]  Bank as defined in Sec. 3(a)(6) of the Act

          (c)  [ ]  Insurance Company as defined in Sec. 3(a)(19) of the Act

          (d) [X] Investment Company registered under Sec. 8 of the Investment Company Act

          (e) [X] Investment Adviser registered under Sec. 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                    Sec. 240.13d-1(b)(1)(ii)(F)

          (g) [X] Parent Holding Company, in accordance with Sec. 240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h)  [ ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership (as of December 31, 1993)1

          (a)  Amount Beneficially Owned:  See Item 9 of cover pages

          (b)  Percent of Class:  See Item 11 of cover pages

          (c)  Number of shares as to which such person has:








          --------------------
               (1) Pursuant to an Investment Advisory Agreement between a mutual fund or funds, and certain wholly-owned subsidiaries of The Travelers Inc., The Travelers Inc. and Associated Madison Companies, Inc. may be deemed indirectly to have the power to vote or to direct the vote and to dispose or direct the disposition of common stock held by such mutual fund. However, as permitted by Rule 13d-4, The Travelers Inc. and Associated Madison Companies, Inc. disclaim beneficial ownership of the shares held by the mutual funds.

                (i) sole power to vote or to direct the vote

               (ii) shared power to vote or to direct the vote

              (iii) sole power to dispose or to direct the disposition of

               (iv) shared power to dispose or to direct the disposition of

          See Items 5-8 of cover pages


Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]. Following this filing, only The Travelers Inc. will continue to be subject to reporting.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     American Capital Asset Management, Inc. is the Investment Adviser for American Capital Pace Fund, Inc.; American Capital Management & Research, Inc. is the sole shareholder of American Capital Asset Management, Inc.; Associated Madison Companies, Inc. and The Travelers Inc. own all the outstanding common stock of American Capital Management & Research, Inc.; The Travelers Inc. owns all the outstanding common stock of Associated Madison Companies, Inc.


Item 8.  Identification and Classification of Members of the Group

     Not Applicable.


Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February  1, 1994


               AMERICAN CAPITAL MANAGEMENT & RESEARCH, INC.



               By: /s/ J. David Wise
                  ------------------------------------------
                     Name:   J. David Wise
                     Title:    Authorized Signatory



               AMERICAN CAPITAL ASSET MANAGEMENT, INC.



               By: /s/ J. David Wise
                  ------------------------------------------
                     Name:   J. David Wise
                     Title:    Authorized Signatory



               AMERICAN CAPITAL PACE FUND, INC.



               By: /s/ J. David Wise
                  ------------------------------------------
                     Name:   J. David Wise
                     Title:    Authorized Signatory

               ASSOCIATED MADISON COMPANIES, INC.



               By: /s/ Charles J.Gallo, Jr.
                  --------------------------------------------
                     Name:  Charles J. Gallo, Jr.
                     Title:   Vice President and
                              Controller



               THE TRAVELERS INC.



               By: /s/ Mary Barnes Jenkins
                  ------------------------------------------
                     Name:  Mary Barnes Jenkins
                     Title:   Assistant Secretary

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
- ---------

Agreement among the parties
as to joint filing of Schedule 13G